UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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South Dakota Soybean Processors, LLC
(Name of Registrant As Specified in Charter)

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South Dakota Soybean Processors, LLC
100 Caspian Avenue, P.O. Box 500
Volga, South Dakota 57071

NOTICE OF ANNUAL MEETING OF MEMBERS
JUNE 16, 2026

Members of South Dakota Soybean Processors, LLC:
The 2026 Annual Meeting of Members of South Dakota Soybean Processors, LLC (the “Company,” “we,” “us” or “our”) will be held on June 16, 2026, at the Sioux Valley High School Gym, located at 200 Hansina Avenue, Volga, South Dakota, 57071. Registration and supper will begin at 5:30 p.m. (CDT), and the Annual Meeting will commence at 6:30 p.m. (CDT).
The purpose of the meeting is to take the following actions: (1) To receive the report of management on the business of the Company and the Company's audited financial statements for the fiscal year ended December 31, 2025; (2) To elect three members of the board of managers, one from each of the three geographical districts; and (3) To transact such other business as may properly come before the meeting and at any and all adjournments thereof.
You may vote in person at the meeting or cast your vote by mail-in ballot prior to the meeting. Mail-in ballots and information regarding the proposals on the ballot are available on our website at www.sdsbp.com, then clicking “Investors” and “2026 Annual Meeting” and may be printed by the members. For your ballot to be valid, it must be received by us no later than June 16, 2026 (10:00 a.m. CDT) or presented in person at the 2026 Annual Meeting. Ballots may be returned by mailing it to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com. If you have any problems or questions on the ballot process, please call us at (605) 627-6100.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Craig Weber, President
Board of Managers
Volga, South Dakota
April 23, 2026
YOUR VOTE IS VERY IMPORTANT. PLEASE PRINT, COMPLETE, SIGN AND RETURN YOUR BALLOT NO LATER THAN 10:00 A.M. CDT ON TUESDAY, JUNE 16, 2026 OR PRESENTED IN PERSON AT THE 2026 ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF MEMBERS HELD ON JUNE 16, 2026:
This Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities Exchange Commission (SEC) on March 31, 2026 are available at www.sdsbp.com.

South Dakota Soybean Processors, LLC
100 Caspian Avenue, P.O. Box 500
Volga, South Dakota 57071

PROXY STATEMENT
2026 ANNUAL MEETING OF MEMBERS
JUNE 16, 2026
Registration and Supper - 5:30 p.m. Meeting - 6:30 p.m.

VOTING INFORMATION
The proxy statement and ballots were prepared by the board of managers of South Dakota Soybean Processors, LLC (the “Company,” “we,” “us” or “our”) for use at the 2026 Annual Meeting of Members to be held on Tuesday, June 16, 2026, or at any adjournment thereof. The 2026 Annual Meeting will be held at the Sioux Valley High School Gym, located at 200 Hansina Avenue, Volga, South Dakota 57071. Distribution of this proxy statement and ballots to the members are scheduled to begin on or about May 1, 2026.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q: Why did I receive this Proxy Statement?
A: The board of managers of the Company is providing this proxy statement and ballot to enable you to vote at the 2026 Annual Meeting because you were a member of the Company at the close of business on May 1, 2026, the record date, and are entitled to vote at the meeting.
Q: What am I voting on?
A: At the 2026 Annual Meeting, members will vote on the election of three managers to the board - one from each of the three geographical districts. Although the board is not currently aware of any additional matters to be presented at the 2026 Annual Meeting, if other matters do properly come before the 2026 Annual Meeting, those present will vote on those matters if a quorum is present.
Q: How do I vote?
A: You may vote at the 2026 Annual Meeting by submitting a ballot using either of the following methods:
•Cast Ballot by Mail or Email prior to the 2026 Annual Meeting. You may cast your vote for the proposals by executing a ballot for the 2026 Annual Meeting and submitting it to us prior to the 2026 Annual Meeting. We urge you to cast your vote by marking the appropriate boxes on your ballot for the 2026 Annual Meeting. After you have marked your choices, please sign, date and return the ballot. You may return the ballot by mailing it to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com. If you have any problems or questions, please call us at (605) 627-6100. All ballots must be RECEIVED by us by June 16, 2026 (10:00 a.m. CDT).
•Cast Ballot In Person at the 2026 Annual Meeting. You may cast your vote by being present in person at the 2026 Annual Meeting and casting your ballot at the meeting.
Q: How many votes do I have?
A: Each Class A member is entitled to one vote for each matter to be voted on at the 2026 Annual Meeting, regardless of how many capital units the member owns.
Q: What is the voting requirement to elect the Board of Managers and what is the effect of an abstention vote?
A: In the board election, the nominee from each of the three districts receiving the greatest number of votes relative to the votes cast will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the election, because board members are elected by plurality vote, abstention votes will not be counted either for or against any nominee. Abstentions will only be included when counting members to determine whether a sufficient number of the voting members are represented to establish a quorum.
Q: How many Class A members are there?
A: As of May 1, 2026, there were 30,411,500 Class A units outstanding and 2,256 Class A members of record. Since each Class A member is entitled to one vote, regardless of the number of units the member owns, there are 2,256 total votes available on any matter presented to the members.
Q: What constitutes a quorum?
A: The presence, either in person or through a mail ballot, of ten percent (10%) of the first 100 Class A members and five percent (5%) of additional Class A members constitutes a quorum. Based on the current number of Class A members, the presence of at least 118 members, either in person or through a properly executed ballot, would constitute a quorum.
Q: What can I do if I change my mind after I send in my ballot?
A: You may revoke your ballot by:
•Giving written notice of the revocation, which must be RECEIVED prior to 10:00 a.m. (CDT) on June 16, 2026, by mailing the revocation to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com.
•Giving personal or written notice of the revocation to Amy Koisti at the commencement of the 2026 Annual Meeting.
Q: What is the record date for the 2026 Annual Meeting?
A: May 1, 2026.
Q: Who will tabulate the votes at the 2026 Annual Meeting?
A: All votes cast from properly completed ballots will be tabulated by persons appointed by the Chair of the Annual Meeting, each of whom will be appointed as the Inspectors of Elections.
YOUR VOTE IS IMPORTANT. PLEASE PRINT, COMPLETE, SIGN AND RETURN YOUR BALLOT NO LATER THAN 10:00 A.M. CDT ON TUESDAY, JUNE 16, 2026, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

PROPOSALS

PROPOSAL ONE: ELECTION OF MANAGERS
The first proposal at the 2026 Annual Meeting is the election of three members of the board of managers. Each district will elect ONE manager. The elected managers will serve on the board until the 2029 Annual Meeting (a term of three years). Petition and other forms nominating the following members have been submitted to the Nomination Committee of the board and been approved for presentation to the membership:

District	Geographic Area by State and County	Name(s)
District 1	South Dakota: Brookings, Deuel, Hamlin, Kingsbury, Lake, Lincoln, McCook, Miner, Minnehaha, Moody and Turner	Brandon Hope

District 2	Minnesota: Cottonwood, Jackson, Lac qui Parle, Lincoln, Lyon, Murray, Nobles, Pipestone, Redwood, Rock and Yellow Medicine	Spencer Enninga

District 3	Minnesota: All other counties South Dakota: All other counties All Other States	Adam Schindler Edward Verhelst Ronald Welter
The board has not taken a position on recommending any of the above nominees for election by the members.
Information about Nominees
The following table sets forth certain information with respect to the nominees to the board of the Company. The number of capital units beneficially owned by the nominees to the board and existing board members not running for election is set forth below under “Security Ownership of Certain Beneficial Owners, Management and Nominees.”

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Occupation and Background

1	Brandon Hope 45886 217th St. Volga, SD 57071 Secretary; Finance/Audit and Governance Committees	40	2023	Brandon has been a farmer for the past 16 years. He serves as President for High Plains Partners, LLC and High Plains Processing, LLC, subsidiaries of the Company. He has served as Chairperson for the Brookings County Farm Service Agency Committee and board member of the South Dakota Ag & Rural Leadership (SDARL). He is an alumnus of the SDARL program. He received a B.S. degree in Landscape Design from South Dakota State University, Brookings, South Dakota, in 2008.

2	Spencer Enninga 13577 Nystrom Ave Fulda, MN 56131 Vice-President; Finance/Audit and Governance Committees	73	2020	Spencer has been a farmer for the past 48 years. He is a former chairman of Nobles Cooperative Oil and AgStar Farm Credit Association. He received a B.S. degree in Animal Science from University of Minnesota, St. Paul, Minnesota, in 1976.

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Occupation and Background
3	Adam Schindler 32852 242nd St Reliance, SD 57569	39	Served from 2018-2021	Adam has been a farmer/rancher for the past 20 years. He serves as a board member for High Plains Partners, LLC and High Plains Processing, LLC, subsidiaries of the Company. He also served as past chairman of the United Sorghum Checkoff Program, a board delegate of Agtegra Cooperative, a board member for the U.S. Grains Council, and the captain of the Reliance Fire Department. He is an alumni of the South Dakota Ag and Rural Leadership program. He received a B.S. degree in Economics from South Dakota State University, Brookings, South Dakota, in 2010

3	Edward Verhelst 20644 404th Ave Huron, SD 57350	74	—	Edward has been a farmer for the past 50 years. He previously served as a board member for the Minnesota Soybean Processors in Brewster, Minnesota; supervisor of the Valley Township in Beadle County; and chairman of the Faith Lutheran Church in Huron.

3	Ronald Welter 416 15th St. N Cold Spring, MN 56320	77	Served from 2022-2023	Ronald has been a CPA since 1975, previously serving as owner of Lesage Reynolds & Welter Co. Ltd., Eden Valley, Minnesota, from 1995-2021. He served as a director for the Eden Valley Hawks Baseball Club. He received his B.S. degree in Accounting from Mankato State University, Mankato, Minnesota, in 1970.
Information about Non-Nominee Board Members
The following table describes important information about the members of the board who are not subject to re-election at the 2026 Annual Meeting and are continuing in office.

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Current Term Expiring*	Occupation and Background

1	Doyle Renaas 46171 223rd St. Nunda, SD 57050 Finance/Audit and Nominating Committees	59	2018; also served from 2012-2016	2027	Doyle has been a farmer for the past 41 years. He is a director for Kingsbrook Rural Water System and has also served as a director for Rutland High School, Grace Church Council and the Clarno Township. He received an Associate's degree in Agriculture from South Dakota State University, Brookings, South Dakota, in 1992.

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Current Term Expiring*	Occupation and Background
1	Craig Weber 45202 205th St. Arlington, SD 57212 President; Finance/Audit and Governance Committees	59	2018; also served from 2012-2016	2028	Craig has been a farmer for the past 35 years. He is the Vice President of High Plains Partners, LLC and High Plains Processing, LLC, subsidiaries of the Company, and Treasurer for the Denver Township and SDSU FarmHouse Association. He has served as President of Brookings/Kingsbury County Farm Bureau and Arlington Farmers Elevator and on the boards of the Arlington Public School District and Prairie Ag Partners Cooperative. He received a B.S. degree in Agriculture from South Dakota State University, Brookings, South Dakota, in 1989.

2	Alex Johnson 26743 County Road 7 Westbrook, MN 56183 Finance/Audit and Nominating Committees	39	2024	2027	Alex has been a farmer for the past 10 years. He is employed as a loan officer for Integrity Bank Plus. He has served as President of the Walnut Grove EDA, Vice-President of the Sanford Medical Center Westbrook Board, and director for the Westbrook Fireman's Relief Association and Redwood County Lead, Inspire, Network and Create organization. He received a B.A. degree in Chemistry from Augustana University (f/k/a Augustana College), Sioux Falls, South Dakota, in 2009.

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Current Term Expiring*	Occupation and Background
2	Gary Goplen 2574 220th St. Canby, MN 56220 Finance/Audit Committee	62	2025; also served from 2015-2024	2028	Gary has been a farmer for the past 45 years. He was a maintenance worker for Associated Milk Producers in Dawson, Minnesota, for 19 years. He served as Secretary of the Company from 2017 to 2024. He serves on the boards of High Plains Processing, LLC and High Plains Partners, LLC, subsidiaries of the Company. He is a former President and membership Chairman for the Midwest Cattlemen's Association. He served as group leader and on the livestock committee for the OWA 4H in Canby, Minnesota. He also served as Treasurer and Superintendent of the Dawson Covenant Church Sunday School program. He received a degree in Farm Diesel Mechanics from Canby Vo-Tech, Canby, Minnesota, in 1983.

3	Michael Reiner 502 W Central St. Springfield, MN 56087 Finance/Audit, Governance, and Nominating Committees	72	2024; also served from 2018-2023	2027	Michael has been a farmer for the past 46 years. He served as Chairman of the St. Raphael Education Board, Vice-President of St. John Lutheran Home in Springfield, Minnesota, and Secretary/Treasurerv for Southern Minnesota Growers Association. He received a B.S. degree in Business Administration from Bemidji State University, Bemidji, Minnesota, in 1976.

District	Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	Current Term Expiring*	Occupation and Background

3	Lewis Bainbridge 26355 406th Ave Ethan, SD 57334 Finance/Audit Committee	75	2021	2028	Lewis has been a farmer for the past 48 years. He served as chairman of the United Soybean Board, the South Dakota Soybean Research & Promotion Council and the South Dakota Corn Utilization Council. He also serves as a board member of High Plains Partners, LLC and High Plains Processing, LLC, subsidiaries of the Company, and the Davison County Conservation Board. He served as a helicopter pilot in the Army for five years. He received a B.S. degree in Plant Science from South Dakota State University, Brookings, South Dakota, in 1972.
Information about Executive Officers
The following individuals serve as our principal executive officers in the capacities listed. These officers serve at the discretion of the board and can be terminated without notice.

Name	Age	Position

Thomas J. Kersting	63	Chief Executive Officer
Carl Odde	46	Chief Operating Officer
Mark Hyde	52	Chief Financial Officer
John Prohaska	61	VP of Processing
Andrew Carlson	42	VP of Engineering and Innovation
Thomas J. Kersting, Chief Executive Officer. Tom has served as the Chief Executive Officer since March 28, 2011. As Chief Executive Officer, he is responsible for the entire operation of the Company. Prior to serving as the Chief Executive Officer, he served as commercial manager of the Company from 1998 to 2011 and as procurement manager from 1996 to 1998. Prior to this time, he served eight years with CHS, Inc., Minneapolis, Minnesota, in numerous marketing and risk management roles. He was a licensed commodity broker and a former director of the National Oilseed Processors Association. He graduated from the University of Minnesota’s College of Agriculture, Minneapolis, Minnesota, with a B.S. in Agricultural Business Administration with an emphasis in operations management.
Carl Odde, Chief Operating Officer. Carl has served as the Chief Operating Officer since October 1, 2023. He manages the daily business operations of the Company, working closely with department heads and supervisors to support the day-to-day activity of employees. Prior to serving as the Chief Operating Officer, he served as engineering manager from 2007 to 2023 and as project manager from 2003 to 2007. He graduated from South Dakota State University, Brookings, South Dakota, with a B.S. in Agricultural Systems Technology.
Mark Hyde, CPA, Chief Financial Officer. Mark has served as the Chief Financial Officer since November 1, 2010. He is responsible for all financial, accounting and reporting obligations of the Company. Prior to becoming Chief Financial Officer, he served as corporate controller of the Company from 2003 to 2010. Prior to this time, he was employed as a senior associate with Eide Bailly LLP, in Sioux Falls, South Dakota. He graduated from the

University of South Dakota, Vermillion, South Dakota, with a B.S. in Business Administration, and from the University of Denver with a Masters of Accounting.
John Prohaska, VP of Processing. John has served as vice-president of processing since October 1, 2023. He is responsible for overseeing the Company's soybean processing and refining facilities. Prior to becoming vice-president of processing, he served as operations group manager from 2007 to 2023, engineering manager from 2004 to 2007, engineering coordinator from 2001 to 2004, and operations coordinator from 1996 to 2001. Previous to joining the Company, Mr. Prohaska was employed as special projects manager with AGP. He graduated from South Dakota State University, Brookings, South Dakota, with a B.S. in Mechanized Agriculture and a minor in Agronomy.
Andrew Carlson, VP of Engineering and Innovation. Andrew has served as vice-president of engineering and innovation since October 16, 2023. He is responsible for overseeing the Company's daily engineering tasks associated with operating the Company's soybean processing and refining facilities. Prior to serving as vice-president of engineering and innovation, he was employed at Gevo Net-Zero One, LLC (Gevo), Lake Preston, South Dakota. At Gevo, he was employed as Plant Engineering Leader from 2021 to March 2023 and subsequently as its Plant Manager. Before joining Gevo, he was employed by the Company as project development and coordination director from 2015 to 2021, food safety manager from 2013 to 2015, refined oils manager from 2011 to 2013, project engineer from 2005 to 2011, and customer service from 2003 to 2005. He graduated from South Dakota State University, Brookings, South Dakota, with a Master of Science in Engineering, a B.S. in Agricultural and Biosystems Engineering, and a minor in History.
CORPORATE GOVERNANCE
Board Structure and Independence
The board currently consists of nine persons representing three geographical districts. The geographical districts are located primarily in South Dakota and Minnesota. The president (chairman) of the board does not serve as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or in any management executive position. Also, neither our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, nor any management personnel serves on the board.
The board has the following committees: finance/audit committee, governance committee, and nomination committee. The board has not established a separate compensation committee electing instead to have the governance committee and all remaining board members participate in the consideration of executive and board compensation. The board believes this structure is appropriate given the Company's size and allows all board members to maintain direct involvement in aligning executive incentives with members’ interests. The composition and function of the committees of the board are set forth below
.
Finance/Audit Committee. The finance/audit committee acts under an audit committee charter, which is available on the Company’s website at www.sdsbp.com under “Investors,” “Finance and Audit Committee Charter.” The charter is used by the audit committee to guide its activities. The current members of the audit committee are Craig Weber who serves as the chairman of the committee, Lewis Bainbridge, Mark Brown, Spencer Enninga, Gary Goplen, Brandon Hope, Alex Johnson, Michael Reiner, and Doyle Renaas. Because our board members are generally farmers, which is common for producer-based agricultural entities, we do not have a financial expert serving on our finance/audit committee. Although our finance/audit committee is exempt from the independence listing standards because our capital units are not publicly traded or listed on a national securities exchange or an automated inter-dealer quotation system of a national securities association or to issuers of such securities, we believe that, apart from Messrs. Hope, Renaas, and Weber, all of the members of the finance/audit committee are considered independent within the meaning of NASDAQ Rule 5605(a) and (c). Messrs. Hope, Renaas, and Weber are not considered independent because each received payment from the Company for the sale and delivery of soybeans to the Company within any of the three preceding years. The finance/audit committee held ten meetings during the fiscal year ended December 31, 2025.
Governance Committee. The governance committee assists the board in the supervision of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, VP of processing, and VP of engineering and innovation, including the review of their performance and compensation package, and assists the Company with analyzing legal issues and responsibilities and providing guidance on future long- and short-term planning. The committee also serves the functions of a compensation committee. The current members of the governance committee are Craig

Weber, who serves as chairman of the committee, Spencer Enninga, Brandon Hope, and Michael Reiner. The governance committee held three meetings during the fiscal year ended December 31, 2025.
Nomination Committee. The nomination committee acts under a nomination committee charter that is available for review on our website at www.sdsbp.com under “Investors,” “Nomination Committee Charter.” The members of the nomination committee for the 2026 Annual Meeting are Michael Reiner, who serves as the chairman of the committee, Alex Johnson, and Doyle Renaas. New members of the nomination committee are selected each year and will be appointed for purposes of the 2027 Annual Meeting. The nomination committee reviews the nomination petition forms submitted by members and searches for and contacts potential nominees for open positions on the board. We believe that, with the exception of Mr. Renaas, all of the members of the nomination committee are independent within the meaning of NASDAQ Rule 5605(a) and (c). Mr. Renaas is not considered independent because he received payment from the Company for the sale and delivery of soybeans to the Company within any of the three preceding years. The nomination committee held two meetings in 2025 and through March 31, 2026.
Board Attendance at Board, Committee and Annual Member Meetings
The board held ten regularly scheduled meetings during the fiscal year ended December 31, 2025. Each board member attended at least 75% of the meetings of the board during the fiscal year ended 2025. Each manager attended at least 75% of the committee meetings of which each was a member during the fiscal year ended 2025. The Company does not have a formal attendance policy for the Annual Meeting; however, we encourage all board members to attend the Annual Meeting of members. All board members attended the Annual Meeting of members in 2025.
Board Nomination
Criteria for Nomination to the Board. The nomination committee is responsible for identifying, evaluating and approving qualified candidates for nomination as managers. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the board. Rather, the committee evaluates each prospective nominee against general standards and qualifications, including their:
•experience in the Company's core business or ancillary markets;
•ability to represent the interests of the members of the Company;
•level of integrity, commitment and independence of thought and judgment; and
•ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.
The committee also considers other relevant factors as it deems appropriate, including:
•the current composition of the board, and the extent to which the prospective nominee would contribute to the board's diversity in terms of talent, skill, knowledge, and expertise; and
•the evaluations of other prospective nominees.
Members are permitted and encouraged each year to recommend a prospective nominee to the board by sending a letter to the attention of the nomination committee. In addition, our operating agreement requires all board members to be members or representative owners of members of the Company. This structure facilitates an internal nomination process whereby members nominate other members or themselves for board service, helping ensure that the board remains directly accountable to and representative of our membership.

Process for Identifying and Evaluating Nominees
To be nominated for election to the board at an annual meeting, nominations are required to be submitted in writing to our office, 100 Caspian Ave, P.O. Box 500, Volga, South Dakota 57071-0500. Nominations are required to be submitted no earlier than January 1 and no later than March 15 of each year. Written nominations may include whatever supporting material the member considers appropriate. A member interested in being considered for nomination to the board is required to fill out a questionnaire and return the questionnaire to the nomination committee no earlier than January 1 and no later than March 15 of each year.

Once the committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:
•the need for additional board members to fill vacancies; and
•the likelihood that the prospective nominee can satisfy the evaluation factors described above.
If the committee determines (in consultation with the other managers as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant. After completing this evaluation, the committee determines whether or not a nominee should be presented for election by the members.
Board Nominees for the 2026 Annual Meeting
The nomination committee selected the five nominees - Spencer Enninga, Brandon Hope, Adam Schindler, Edward Verhelst, and Ronald Welter for the 2026 Annual Meeting of Members. Messrs. Enninga, Hope, Schindler, and Welter, were selected because, as existing or former board members of the Company, each is considered to have valuable knowledge and experience about the Company’s business and operations. Most nominees were further selected because they are, or once were, an agriculture producer, a factor which provides the Company with valuable skills and information about the soybean and farming industry. Other nominees were selected because of their experience and skills in agricultural-related or financial industries. The slate of nominees for election at the 2026 Annual Meeting consists of Company members who have submitted nomination petitions on their own behalf in accordance with the Company’s governing documents. Members are encouraged to review the 'Information about Nominees' section provided earlier in this proxy statement for a detailed account of each candidate’s background and expertise.

Relationships between Board Members, Executive Officers, or Nominees
No family or interlocking relationships exist between any of the managers of the board, officer, key employee, or nominee of the Company.
Communications with the Board
Members and other parties interested in communicating directly with the board, or to an individual member of the board, may do so in writing to the board or to an individual member of the board. Communications should be addressed to: the name of the individual board member, or the Board of Managers, South Dakota Soybean Processors, LLC, 100 Caspian Ave, P.O. Box 500, Volga, South Dakota 57071.
Insider Trading Policy and Policy Regarding Hedging
We have an insider trading policy that governs the purchase, sale, and other dispositions of our securities that applies to our board of managers, officers, employees, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations applicable to the Company. A copy of our insider trading policy was filed as Exhibit 10.15 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Code of Ethics
Our board has adopted a Code of Ethics that applies to our officers, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:
South Dakota Soybean Processors, LLC
100 Caspian Ave, PO Box 500
Volga, South Dakota 57071

Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.
REPORT OF THE AUDIT COMMITTEE
The finance/audit committee, which consists of the entire board given its small size, oversees our accounting and financial reporting process and assists the board in fulfilling its oversight responsibilities. Our management has the primary responsibility for the financial statements and the reporting process. Our independent auditor, Eide Bailly LLP, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The finance/audit committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2025. The finance/audit committee has discussed with Eide Bailly LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. We have reviewed the written disclosures and the letter from Eide Bailly LLP required by the PCAOB and have discussed with Eide Bailly LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

THE FINANCE/AUDIT COMMITTEE

Lewis Bainbridge
Mark Brown
Spencer Enninga
Gary Goplen
Brandon Hope
Alex Johnson
Michael Reiner
Doyle Renaas
Craig Weber
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Eide Bailly LLP, independent certified accountants, served as our independent registered public accounting firm for the fiscal years ended December 31, 2025 and 2024. Representatives of Eide Bailly are not expected to be present at the 2026 Annual Meeting of Members. The fees paid in 2025 and 2024 are as follows:
Fees for Fiscal Year Ended December 31, 2025:
Audit Fees. Eide Bailly LLP billed a total amount of $155,910 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2025, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2025.
Tax Fees. Eide Bailly LLP billed a total amount of $68,308 for professional tax services for the fiscal year ended December 31, 2025.
All Other Fees. Eide Bailly LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2025.
Fees for Fiscal Year Ended December 30, 2024:
Audit Fees. Eide Bailly LLP billed a total amount of $149,004 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 30, 2024, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 30, 2024.
Tax Fees. Eide Bailly LLP billed a total amount of $60,050 for professional tax services for the fiscal year ended December 30, 2024.

All Other Fees. Eide Bailly LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 30, 2024.
Audit Committee Pre-Approval Policies
The finance/audit committee charter provides that the finance/audit committee is required to approve in advance any fees related to non-audit services. Accordingly, Eide Bailly submits to the finance/audit committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services.
COMPENSATION OF OFFICERS AND MANAGERS
Compensation Discussion and Analysis
Overview
Throughout this proxy statement, the individuals serving as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, VP of Processing, and VP of Engineering and Innovation are referred to as the "executive officers".
Compensation Committee
The governance committee serves as the Company's compensation committee for the year ended December 31, 2025. The governance committee assists the board in the supervision of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, VP of Processing, and VP of Engineering and Innovation, including the review of their performance and compensation packages. The governance committee ensures that the total compensation paid to executive officers is fair, reasonable and competitive.

The governance committee:
1.establishes and administers a compensation policy for the executive officers;
2.reviews and approves the compensation policy for all of the employees other than the executive officers;
3.reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;
4.reviews and monitors our succession plans;
5.approves awards to employees pursuant to our incentive compensation plans; and
6.approves modifications in the employee benefit plans.
All of the governance committee's actions are reported to the full board and, where appropriate, submitted to the board for ratification or approval. In determining the Chief Executive Officer's compensation, the governance committee considers evaluations prepared by the board. From time to time, the governance committee may delegate the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for other executive officers and management employees and to fulfill administrative duties.
In setting compensation, the governance committee considered the member vote at the 2025 Annual Meeting of Members called on the "Say-on-Pay" proposal, where the members voted in favor of the Company's system of compensating its executive officers, the vote of which is held every three years.
Compensation Philosophy and Objectives
Our total compensation philosophy is designed to maintain a compensation program that will:
•attract, retain and reward associates with the skills required to accomplish the Company's strategic business objectives;

•provide accountability and incentives for achievement of those objectives;
•link compensation to financial performance and increased capital unit value;
•properly balance the risk profile of the Company with both short- and long-term incentives;
•be designed within a consistent philosophy and framework;
•create a culture of adherence to core values and strong ethical behavior; and
•be integrated with the Company's business processes, including business planning, performance management, and succession planning.
Compensation Committee Procedures
The governance committee is responsible for determining the nature and amount of compensation for the Company's executive officers. The governance committee receives input from the Chief Executive Officer on the personal performance achievements of the executives and management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each management employee. In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.
The governance committee conducts its own performance review of the Chief Executive Officer. The governance committee annually evaluates the performance of our Chief Executive Officer and determines and approves the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to Chief Executive Officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years. The Chief Executive Officer is not present during committee deliberations concerning his compensation.
The governance committee also provides input to the Chief Executive Officer regarding the annual performance reviews and compensation levels of the Chief Operating Officer, Chief Financial Officer, VP of Processing, and VP of Engineering and Innovation.
Compensation Elements
Generally, the types of compensation and benefits provided to the executive officers are similar in form to the compensation and benefits provided to our other employees. For the year ended December 31, 2025, the principal components of our compensation for executive officers included:
•base salary;
•incentive cash bonuses;
•deferred compensation bonuses; and
•other personal benefits.
We expect that the principal components of compensation for any executive officer who may be hired in 2026 will be comprised of the same principal components. The principal components of compensation have been included in the employment agreements and arrangements with our executive officers as well as in the Company policies. We have written employment agreements with Mr. Kersting (our CEO) and Mr. Hyde (our CFO), but have no written employment agreements with Messrs. Carlson, Odde, and Prohaska, each of whom is employed at will by the Company.
Base Salaries

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and considering competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after considering individual performance and experience.
Bonus
Annual incentive compensation in the form of a bonus is made to all full-time employees, including executive officers, under an employee profit-sharing program approved by the board. Under the annual incentive program, a cash bonus is made to executive officers if and only to the extent the Company is profitable, based on the Company’s defined net income at the end of the fiscal year. For all executive officers, including Messrs. Kersting and Hyde, the specific percentage awarded is based on a formula and an evaluation by the Chief Executive Officer and board of managers, who consider current base salary level, level of responsibility and the impact of the executive officer's position on profits. Specifically, if net income exceeds $2 million at the end of the year, an aggregate amount, or pool, is set aside for distribution based on the following formula: [Net Income - $2 million] * 4.7%. Net income for purposes of this calculation is defined as consolidated net income according to our audited financial statements, excluding any income or expense that may be considered extraordinary and not arising in the ordinary course of business. Our net income in 2025, 2024, and 2023 for purposes of calculating the employees’ incentive pool was $23.1 million, $20.5 million, and $76.9 million, respectively.
Deferred Compensation
The Company's deferred compensation plan provides the opportunity to encourage and reward contributions by the executive officers that advance the long-term success and sustainability of the Company. The long-term incentive awards that result from the deferred compensation plan are intended to form a competitive, comprehensive total compensation package, in combination with base salary, short-term/annual bonus incentives, and benefits. The primary objectives of the deferred compensation plan are to motivate, retain, and reward them for continuing to contribute to the long-term success of the Company.
The executive officers earn deferred compensation awards based on performance achievements during the applicable fiscal year. Performance is expected to be measured through the Company’s outcomes relative to its long-term objectives with consideration for individual participant’s contributions. The target value of plan is communicated at the beginning of the fiscal year, at the discretion of the board of managers, and the actual award values are adjusted based on their performance against predefined metrics consistent with the long-term strategy of the Company. The accumulated account balance will vest ratably over eight (8) years at 12.5% per year. However, awards granted to an employee after age 62 will vest over five years, and awards granted after the employee reaches age 65 will vest over two years. Vested amounts will then be paid in conjunction with or post-separation, as specified upon the initial award. While in the plan, award amounts are deposited into an investment account, effectively owned by the Company inside a ‘Rabbi Trust’, with investment direction at the discretion of each executive officer.
Each year, the prospective deferred compensation plan features (i.e., target award, performance goals/metrics, payout range) are determined via discussion/negotiation between the CEO and the board of managers.
Employment Agreements with Executive Officers
On February 12, 2026, the Company entered into Amended and Restated Employment Agreement (the "Amended Agreement") with its Chief Executive Officer, Thomas J. Kersting. The Amended Agreement supersedes the January 1, 2023, agreement and contains identical terms, with the sole exception of a change to base salary.

Under the Amended Agreement, Mr. Kersting’s initial base salary is $400,000 for each of the years ending December 31, 2023, 2024, and 2025, and increases to $440,000 for each of the years ending December 31, 2026 and 2027. As it relates to benefits upon termination and change in control, in the event he is terminated from employment from the Company for various reasons, he is entitled to receive his base salary for the greater of the remaining term of his agreement or a 52-week period. If he voluntarily terminates his employment or is terminated for "cause" by the Company, he has no right, and the Company has no obligation, to continue salary or other employee benefits after the date of termination.

The agreement prohibits Mr. Kersting from competing with the Company anywhere in North America during the term of the employment agreement and for two years thereafter. The agreement also restricts him from disclosing certain information about the Company, interfering with the Company and soliciting customers, suppliers or past or present employees of the Company in connection with a competitive business in North America for one year after the date of termination.

On March 21, 2017, we entered into an employment agreement with Mr. Hyde which continues until terminated by Mr. Hyde or the Company.

Under the employment agreement, Mr. Hyde’s initial base salary is $124,000 and is subject to review and adjustment on an annual basis by the Chief Executive Officer of the Company. As it relates to benefits upon termination and change in control, in the event he is terminated from employment for various reasons, he is entitled to his base salary for the lesser of the number of months equal to the number of years during which he was employed by the Company, or 24 months. For example, if he was employed for 14 years as of the date of termination, he would be entitled to 14 months of his base salary. If he voluntarily terminates his employment or is terminated for "cause" by the Company, he has no right, and the Company has no obligation, to continue salary or other employee benefits after the date of termination.

The agreement prohibits Mr. Hyde from competing with the Company anywhere in North America during the term of the agreement and for one year thereafter. The agreement also restricts him from disclosing certain information about the Company, interfering with the Company and soliciting customers, suppliers or past or present employees of the Company in connection with a competitive business in North America, for one year after the date of termination.

Messrs. Carlson, Odde, and Prohaska do not have an employment agreement with us and are employed at will by the Company.
Potential Payments upon Termination or Change in Control
If our Chief Executive Officer and Chief Financial Officer would have been dismissed without cause on December 31, 2025, and assuming that there was no reduction for salary earned in other employment, the Company estimates that it would have provided salary, deferred compensation, and health care benefits over a 60-month period of approximately $1,318,000 and $711,000, pursuant to our employment agreements with the Chief Executive Officer and Chief Financial Officer, respectively. If our Chief Operating Officer, VP of Processing, and VP of Engineering and Innovation would have been dismissed without cause on December 31, 2025, the Company estimates that it would have been responsible for deferred compensation payments of approximately $275,000, $233,000, and $108,000, respectively.
Stock Awards
None
All Other Compensation
Other compensation provided to our executive officers includes such things as defined contribution plans and life insurance premiums. We provide these benefits, as well as medical and dental coverage, to our executive officers to the same extent as such benefits are provided to our other employees. These benefits are intended to make our executive officers more efficient and effective and provide for their health and well-being. The board reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our members.
Defined Contribution Plans - We provide the executive officers and all employees of the Company a tax-qualified 401(k) plan of the Internal Revenue Code. We match 50% of all full-time employees’ contributed earnings, up to a maximum contribution of three percent (3%) of the employee’s wages.
Life Insurance Premiums - We pay premiums for basic term life insurance, and accidental and disability insurance policies for all executive officers and all employees of the Company.

Perquisites - Our Chief Executive Officer and Chief Financial Officer do not receive any perquisites. If any perquisites are received and used for personal reasons, the cost of value is imputed to the executive officers as income and the executive officers are responsible for all applicable taxes.
Accounting and Tax Treatment of Awards
Except for Mr. Kersting, none of our executive officers, managers, or employees receives compensation in excess of $1 million. Public companies may not deduct any portion of compensation that is in excess of $1 million in a taxable year to certain covered employees, including our Executive Officers, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent Section 162(m) of the Code applies to the Company, our Board and Governance Committee believe that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our Executive Officers in a manner that can best promote our objectives. We intend to continue to compensate our Executive Officers in a manner consistent with the best interests of the Company and reserve the right to award compensation that may not be deductible under Section 162(m) where the Company believes it is appropriate to do so. None of the compensation arrangements with other executive officers is likely to reach this cap in the foreseeable future.
Compensation Committee Report
The governance committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the board of managers determined that the Compensation Discussion and Analysis should be included in this proxy statement.

THE GOVERNANCE COMMITTEE

Spencer Enninga
Brandon Hope
Michael Reiner
Craig Weber
Summary Compensation Table
The tables below summarize the total compensation paid or earned for services in all capacities during each of the previous three years for (i) Tom Kersting, who has served as our Chief Executive Officer; (ii) Carl Odde, who has served as our Chief Operating Officer; (iii) Mark Hyde, who has served as our Chief Financial Officer; (iv) John Prohaska, who has served as our VP of Processing; and (v) Andrew Carlson, who has served as our VP of Engineering and Innovation. There were no other executive officers, or employees acting in similar capacity, in the previous three years.

Name and Principal Position	Year	Salary* ($)	Bonus* ($)	Deferred Compensation* ($)	Stock Awards* ($)	All Other* Compensation ($)	Total ($)
Tom Kersting	2025	$400,000	$149,149	$40,000	$—	$11,265	$600,414
Chief Executive Officer	2024	400,000	129,665	100,000	—	11,115	640,780
	2023	400,000	524,363	120,000	—	10,665	1,055,028

Carl Odde	2025	$286,000	$45,004	$85,800	$—	$7,898	$424,702
Chief Operating Officer	2024	260,000	40,194	65,000	—	5,785	370,979
	2023	216,250	176,650	75,000	—	7,252	475,152

Mark Hyde	2025	$231,000	$36,539	$57,750	$—	$8,674	$333,963
Chief Financial Officer	2024	208,333	32,631	52,500	—	11,097	304,561
	2023	190,000	143,584	57,000	—	10,348	400,932

Name and Principal Position	Year	Salary* ($)	Bonus* ($)	Deferred Compensation* ($)	Stock Awards* ($)	All Other* Compensation ($)	Total ($)
John Prohaska	2025	$241,000	$38,023	$60,625	$—	$7,995	$347,643
VP of Processing	2024	231,750	34,008	57,938	—	6,312	330,008
	2023	212,438	157,836	67,500	—	6,952	444,726

Andrew Carlson	2025	$225,000	$29,641	$56,250	$—	$7,925	$318,816
VP of Engineering	2024	205,000	23,202	51,250	—	6,533	285,985
and Innovation	2023	41,667	21,447	—	—	628	63,742
* See “Base Salaries,” “Bonus,” "Deferred Compensation," “Stock Awards,” and “All Other Compensation” above for further information.
CEO Pay Ratio
We are required by SEC rules to disclose in the Company’s proxy statement the annual total compensation of the median-compensated employee of, generally, all Company employees (excluding the CEO), the annual total compensation of our CEO, and the ratio of the CEO compensation to the median employee’s compensation.
Our employee population as of December 31, 2025 (the date we selected to identify our median employee), consisted of 209 individuals, all of whom were located in the United States.
The median of the annual total compensation of all of our employees (excluding our Chief Executive Officer) was $61,327.
The annual total compensation of our Chief Executive Officer, as reported on our Summary Compensation Table, was $600,414. Based on this information, the ratio of our Chief Executive Officer's annual total compensation to our median employee was 9.8:1.
We identified our median employee based on the annual total compensation paid during the fiscal year ended December 31, 2025, calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.
In addition, for purposes of reporting the ratio of annual total compensation of our Chief Executive Officer to the median employee, both our Chief Executive Officer and median employee’s total compensation paid during the fiscal year ended December 31, 2025, were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that are reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2023, 2024 and 2025 fiscal years.

Year	Summary Comp Table Total for PEO(1)	Comp Actually Paid to PEO(2)	Average Summary Comp. Total Table for non-PEO Named Executive Officers	Average Comp. Actually Paid to non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment based on Total Member Return(3)	Net Income
2025	$600,414	$549,149	$356,281	$283,052	$164.84	$17,735,646
2024	640,780	529,665	335,183	268,972	197.80	20,319,817
2023	1,055,028	924,363	440,270	365,586	198.02	70,449,578

(1)The dollar amounts reported are the amounts of total compensation reported for our CEO and Principal Executive Officer (PEO), Mr. Thomas J. Kersting, in the Summary Compensation Table for fiscal years 2025, 2024 and 2023. Mr. Kersting served as CEO for each of the years presented.
(2)Compensation Actually Paid makes required adjustments to the total amount of compensation shown for Mr. Thomas Kersting, and NEOs other than our PEO, in the Summary Compensation Table included above. Adjustments include: for 2023 – 2025 – deferred compensation and all other compensation.
(3)Total Member/Shareholder Return (TSR) is calculated assuming a $100 investment in the Company on December 30, 2022, calculated through the end of 2023, 2024 or 2025, as the case may be, based on the Company’s unit matching price as close as possible to the last day of each fiscal year.
Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” above, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our members. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is net income at the end of each fiscal year.

Analysis of the Information Presented in the Pay versus Performance Table
Compensation actually paid was lower to compensation reported in the Summary Compensation Table as our named executive officers earn cash over the course of the year as part of the Company’s deferred compensation plan. Our TSR for the year decreased over this period, which reflects compensation actually paid and total reported compensation. Our net income decreased by $2.6 million from 2024 to 2025 and by $52.7 million from 2023 to 2025.
Board of Managers' Compensation
Our board of managers' compensation policy for fiscal year 2025 was approved by our board in February 2022. For each board or committee meeting or function, the president receives a fee of $1,000, the secretary receives a fee of $800, and all other managers receive a $600 fee. All managers receive $100 for each board or committee meeting held via conference call or other electronic means. In addition, each manager receives a monthly stipend of $300. Managers are also reimbursed at current IRS rates for travel expenses relating to each board and committee meeting or function and when attending other events on behalf of the Company.
We do not provide our board of managers with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation. Similarly, we do not provide them with any other perquisites, defined contribution plans, consulting fees, life insurance premium payments or otherwise. No employees served on the board. The Company paid to the board the following fees as compensation in 2025:

Name	Fees Earned or Paid in Cash	Total ($)
Lewis Bainbridge	$9,100	$9,100

Name	Fees Earned or Paid in Cash	Total ($)
Mark Brown	9,100	9,100
Spencer Enninga	9,400	9,400
Gary Goplen (1)	4,900	4,900
Brandon Hope	11,000	11,000
Alex Johnson	9,100	9,100
Robert Nelsen (2)	4,200	4,200
Michael Reiner	9,300	9,300
Doyle Renaas	9,100	9,100
Craig Weber	12,800	12,800
(1) Mr. Goplen's term on the Board of Managers began on June 17, 2025.
(2) Mr. Nelsen's term on the Board of Managers ended on June 17, 2025.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES
The following table sets forth the beneficial ownership of our outstanding capital units by nominees to the board who are existing board members, named executive officers, and existing board members who are not running for election as of May 1, 2026. As of that date, no person beneficially owned more than 5% of our capital units.

Name of Beneficial Owner (1)	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Lewis Bainbridge, Manager (2)	1	*	19,000	*
Mark Brown, Manager (3)	1	*	35,500	*
Andrew Carlson, VP of Engineering and Innovation	—	—	—	—
Spencer Enninga, Manager (4)	1	*	12,500	*
Gary Goplen, Manager (5)	2	*	12,500	*
Brandon Hope, Manager	1	*	10,000	*
Mark Hyde, CFO	—	—	—	—
Alex Johnson, Manager (6)	1	*	2,500	*
Tom Kersting, CEO (7)	1	*	5,000	*
Carl Odde, Chief Operating Officer	—	—	—	—
John Prohaska, VP of Processing	—	—	—	—
Michael Reiner, Manager (8)	1	*	18,250	*
Doyle Renaas, Manager (9)	2	*	27,000	*
Craig Weber, Manager (10)	1	*	12,000	*
Managers and Executive Officers, as a group	12	*	154,250	0.5%
*    The percentage of units beneficially owned by each owner does not exceed 1.5% of the total issued and outstanding units in the Company.
(1)The addresses for each of the individual managers listed are set forth above under “Information About Nominees” and “Information about Non-Nominee Board Members.”
(2)Represents capital units owned by Bainbridge Family 2021 Trust of which Mr. Bainbridge is a trustee.

(3)Represents capital units owned jointly with Mr. Brown's wife.
(4)Represents capital units owned by Spencer Enninga Revocable Living Trust of which Mr. Enninga is a trustee.
(5)Includes 5,000 capital units owned by Mr. Goplen's wife.
(6)Represents capital units owned jointly with Mr. Johnson's wife.
(7)Represents capital units owned by Mr. Kersting's wife.
(8)Represents capital units owned jointly with Mr. Reiner's wife.
(9)Represents 7,000 capital units owned by Doyle Renaas Living Trust of which Mr. Renaas is a trustee and includes 20,000 capital units owned jointly with Mr. Renaas' mother.
(10)Represents capital units owned by Craig & Karyn Weber Living Trust of which Mr. Weber is a trustee.
The following table sets forth the beneficial ownership of our outstanding capital units by the nominees to the board who are not existing board members as of May 1, 2026.

Name of Beneficial Owner	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Adam Schindler (1)	1	*	30,000	*
Ronald C. Welter (2)	2	*	42,600	*
Edward Verhelst (3)	1	*	308,500	1.0%
*    Percentage of shares beneficially owned does not exceed 1% of the class.
(1)Represents capital units owned by Schindler Enterprises, LLC of which Mr. Schindler is an owner.
(2)Includes 16,000 capital units owned by Mr. Welter's wife.
(3)Represents capital units owned by Diamond V Farms LLLP of which Mr. Verhelst is an owner.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Transactions in Fiscal Years 2024 and 2025
Since 2023, we have not entered into any related person transactions and there are no currently proposed related person transactions except as described in the “Executive Officers and Executive Compensations” section of this proxy statement or as described below. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of the Company include managers of the board (including nominees for election as managers), executive officers, beneficial holders of more than 5% of our capital units and the immediate family members of these persons.
In the ordinary course of business, we regularly enter into transactions to purchase soybeans. From time to time, we may buy soybeans from related persons on the same basis as we buy soybeans from unrelated parties. In fiscal year 2025, we purchased soybeans in the approximate amount of $526,000 from Brandon Hope, $153,000 from Doyle Renaas, and $508,000 from Craig Weber. Messrs. Hope, Renaas, and Weber are members of our board.
In fiscal year 2024, we purchased soybeans in the approximate amount of $646,000 from Brandon Hope and $558,000 from Craig Weber. Messrs. Hope and Weber are members of our board.

Process for Review, Approval or Ratification of Transactions with Related Persons
We do not have any formal policies and procedures for the review, approval or ratification of related person transactions except as set forth under our operating agreement. Under our operating agreement, all acts of the board are required to be conducted by majority vote of disinterested persons serving on the board. A disinterested person is defined as a person who does not have a financial interest or affiliation in any contract or agreement, or whose family member does not have a financial interest or affiliation. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company, such as a soybean delivery agreement or transfer of capital units. In 2025, these terms and conditions were fully complied with by all members of the board.
SECTION 16(a) REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act, our directors (managers), executive officers and any persons holding 10% or more of the capital units are required to report their ownership of our capital units and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish us with copies of such reports. Specific due dates for these reports have been established and we are required to disclose in this report any failure to file on a timely basis by such persons. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations, all Section 16(a) filing requirements applicable to our officers, directors (managers) and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2025.
ANNUAL REPORT AND FINANCIAL STATEMENTS
Our Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2025, is posted on our website at http://www.sdsbp.com then clicking “Investors”, “2026 Annual Meeting,” and “2025 Annual Report on Form 10-K.”
These annual meeting materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. We will provide each member a printed or e-mail copy of the Proxy Statement and 2025 Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the annual meeting materials by calling our office at (605) 627-6100 or toll free at (888) 737-7888 or e-mailing Amy Koisti at Amy.Koisti@sdsbp.com, by May 31, 2026 to facilitate timely delivery. We will provide each member a copy of the exhibits to the Annual Report on Form 10-K upon written request and without charge to our members. The 2025 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available at no cost through the EDGAR database available from the SEC’s internet address (www.sec.gov). Information about us is also available on our website at www.sdsbp.com, under “Investors”, “Financials”, “SEC Compliance”, which includes links to reports we have filed with the SEC.
The SEC has approved a rule governing the delivery of documents to members. The rule allows the Company to send a single Notice of Internet Availability of Information Statement Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs If members of your household receive multiple copies of our Notice of Internet Availability of Information Statement Materials, either this year or in the future, you may request householding by contacting our office at (605) 627-6100 or toll free at (888) 737-7888 or by e-mailing Amy Koisti at Amy.Koisti@sdsbp.com, and the Company will promptly send you a separate Notice of Internet Availability of Information Statement Materials.
MEMBER PROPOSALS
Any member proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 2027 Annual Meeting of Members must be received by the Company no later than February 15, 2027. The proposal must be in accordance with the Rule 14a-8 promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail-return receipt requested. Members who intend to present a proposal at the 2027 Annual Meeting of members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal no later than 60 days before the Annual Meeting date. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
The board knows of no other matter to be acted upon at the meeting.

BY THE ORDER OF THE BOARD OF MANAGERS

/s/ Craig Weber
Craig Weber
President of the Board of Managers

April 23, 2026

CLASS A MEMBER BALLOT - DISTRICT #1
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC
2026 Annual Meeting
By signing below, I certify that:
•I am either the owner or the authorized representative of the owner of Class A Capital Units of South Dakota Soybean Processors, LLC, and have full power and authority to vote such capital units; and
•I vote such capital units on the following matters as set forth below.
PROPOSAL ONE: MANAGER ELECTION. Please place an X in the box next to the nominee for which you wish to vote, by marking “For” or “Abstain.” YOU MAY CAST YOUR VOTE FOR ONLY ONE NOMINEE.

	For	Abstain
Brandon Hope	☐	☐
Please sign, date and return the ballot by mailing it to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com. Ballots must be RECEIVED by 10:00 a.m. (CDT) on Tuesday, June 16, 2026 in order to be valid.

Date:
Signature

Print Name

Member Name Under Which Capital Units Are Registered

Date:
Signature

Print Name

PLEASE NOTE: If capital units are jointly owned, such as joint ownership between a husband and wife, both joint owners must sign the ballot for it to be valid.

CLASS A MEMBER BALLOT - DISTRICT #2
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC
2026 Annual Meeting
By signing below, I certify that:
•I am either the owner or the authorized representative of the owner of Class A Capital Units of South Dakota Soybean Processors, LLC, and have full power and authority to vote such capital units; and
•I vote such capital units on the following matters as set forth below.
PROPOSAL ONE: MANAGER ELECTION. Please place an X in the box next to the nominee for which you wish to vote, by marking “For” or “Abstain.” YOU MAY CAST YOUR VOTE FOR ONLY ONE NOMINEE.

	For	Abstain
Spencer Enninga	☐	☐
Please sign, date and return the ballot by mailing it to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com. Ballots must be RECEIVED by 10:00 a.m. (CDT) on Tuesday, June 16, 2026 in order to be valid.

Date:
Signature

Print Name

Member Name Under Which Capital Units Are Registered

Date:
Signature

Print Name

PLEASE NOTE: If capital units are jointly owned, such as joint ownership between a husband and wife, both joint owners must sign the ballot for it to be valid.

CLASS A MEMBER BALLOT - DISTRICT #3
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC
2026 Annual Meeting
By signing below, I certify that:
•I am either the owner or the authorized representative of the owner of Class A Capital Units of South Dakota Soybean Processors, LLC, and have full power and authority to vote such capital units; and
•I vote such capital units on the following matters as set forth below.
PROPOSAL ONE: MANAGER ELECTION. Please place an X in the box next to the nominee for which you wish to vote, by marking “For” or “Abstain.” YOU MAY CAST YOUR VOTE FOR ONLY ONE NOMINEE.

	For	Abstain
Adam Schindler	☐	☐
Edward Verhelst	☐	☐
Ronald Welter	☐	☐
Please sign, date and return the ballot by mailing it to P.O. Box 500, Volga, South Dakota 57071, or emailing it to Amy.Koisti@sdsbp.com. Ballots must be RECEIVED by 10:00 a.m. (CDT) on Tuesday, June 16, 2026 in order to be valid.

Date:
Signature

Print Name

Member Name Under Which Capital Units Are Registered

Date:
Signature

Print Name

PLEASE NOTE: If capital units are jointly owned, such as joint ownership between a husband and wife, both joint owners must sign the ballot for it to be valid.